MTBC Declares Monthly Dividends on Non-Convertible Series A Cumulative Redeemable Perpetual Preferred Stock Offering

Somerset, N.J. – (Marketwired) – March 20, 2017 – MTBC (Nasdaq: MTBC), a leading provider of proprietary web-based electronic health records, practice management and mHealth solutions, announced today that its Board of Directors has declared monthly cash dividends for its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) for March, April and May 2017.

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, then the dividend may be paid on the next succeeding business day. Dividends are payable to holders of record on the applicable record date, which shall be the last day of the calendar month, whether or not a business day.

MTBC’s Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

The following table shows the monthly dividends and associated record and payment dates:

	Mar. 2017	Apr. 2017	May 2017

Dividend per share	$0.22917	$0.22917	$0.22917

Ex-dividend date	Mar. 29, 2017	Apr. 26, 2017	May 29, 2017

Record date	Mar. 31, 2017	Apr. 30, 2017	May 31, 2017

Payment date	Apr. 17, 2017	May 15, 2017	Jun. 15, 2017

About MTBC

Medical Transcription Billing, Corp. is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.MTBC.com.

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SOURCE MTBC

MTBC Investor and Media Contact:

Christine J. Petraglia

Managing Director

PCG Advisory Group

christine@pcgadvisory.com

(646) 731-9817

Company Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

(732) 873-5133

Disclaimer

This press release is for information purposes only, and does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.